Exhibit 99.1

January 28, 2025

Franklin Financial Reports 2024 Q4 and Year-to-Date Results;
Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (the Corporation) (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank) headquartered in Chambersburg, PA, reported its fourth quarter 2024 and year-to-date 2024 results. A summary of operating results follows:

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Net income for the fourth quarter of 2024 was $487 thousand ($0.11 per diluted share) compared to $4.2 million ($0.95 per diluted share) for the third quarter of 2024 (a decrease of 88.5%), and $3.5 million ($0.79 per diluted share) for the fourth quarter of 2023 (a decrease of 86.0%). The results for the fourth quarter of 2024 were affected by a $3.4 million after tax loss on the sale of investment securities sold as part of a portfolio restructuring that occurred during the fourth quarter. This event is more thoroughly described on a Form 8-K previously filed by the Corporation on October 18, 2024. See the GAAP versus Non-GAAP disclosure that presents summary results which exclude the effect of the securities loss.

•

Net income year-to-date for 2024 was $11.1 million ($2.51 per diluted share) compared to $13.6 million ($3.10 per diluted share) for the same period in 2023, a decrease of 18.4%. Year-to-date income was also affected by the loss on securities that was part of the  portfolio restructuring previously mentioned.

•

The provision for credit losses was $500 thousand for the fourth quarter of 2024 compared to $485 thousand for the third quarter of 2024 and $788 thousand for the fourth quarter of 2023. Year-to-date, the provision expense was $2.0 million compared to $2.7 million for the same period in 2023.

•	Total assets were $2.198 billion as of December 31, 2024, up 19.7% from December 31, 2023.
•	Total net loans increased $139.5 million (11.2%) to $1.380 billion at December 31, 2024 from $1.241 billion at December 31, 2023.
•	Total deposits increased $277.7 million (18.1%) to $1.816 billion at December 31, 2024 from $1.538 billion at December 31, 2023.
•	At December 31, 2024, borrowings from the Federal Home Loan Bank of Pittsburgh were $200.0 million.
•	Shareholders’ equity increased by $12.6 million, year-to-date, to $144.7 million, and the book value of the Corporation’s common stock increased to $32.69 per share.
•

For the year-to-date period, Return on Assets (ROA) was 0.54%, Return on Equity (ROE) was 8.05% and the Net Interest Margin (NIM) was 2.95%, compared to an ROA of 0.78%, ROE of 11.39% and NIM of 3.31% for the same period in 2023.

•

On January 16, 2025, the Board of Directors declared a $0.32 per share regular quarterly cash dividend for the first quarter of 2025 to be paid on February 26, 2025, to shareholders of record at the close of business on February 7, 2025.

Balance Sheet Highlights

Total assets at December 31, 2024 were $2.198 billion up 19.7% from $1.836 billion at December 31, 2023. Changes in the balance sheet from December 31, 2023, to December 31, 2024, include:

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Debt securities available for sale increased $36.1 million (7.6%) due to purchases made during the fourth quarter. At December 31, 2024, the net unrealized loss in the portfolio was $45.5 million compared to a net unrealized loss of $49.4 million at year-end 2023.

•

Net loans increased $139.5 million (11.2%) over the year-end 2023 balance, primarily from increases in commercial real estate loans of $99.6 million, and first lien 1-4 family real residential real estate of $35.3 million. At December 31, 2024, commercial real estate loans totaled $803.4 million, with the largest collateral segments being: apartment buildings ($146.7 million), hotels and motels ($97.5 million), and office buildings ($92.9 million) which are located primarily in south-central Pennsylvania.

•

Total deposits increased $277.7 million (18.1%) from year-end 2023, due to an increase in noninterest-bearing deposits ($17.3 million), money management deposits ($122.8 million), and time deposits ($183.5 million), which were partially offset by a $36.6 million decrease in interest-bearing checking deposits. The majority of the increase in time deposits was from retail customers. Excluding the increase in brokered time deposits, deposits increased $212.7 million (13.8%) from year-end 2023. The Bank’s cost of deposits for 2024 averaged 1.89% compared to 1.23% for the same period in 2023. At December 31, 2024, the Bank estimated that approximately 85% of its deposits were FDIC insured or collateralized.

•

At December 31, 2024 the Bank had borrowings of $200.0 million from the Federal Home Loan Bank of Pittsburgh (FHLB). The Bank has additional funding capacity with the Federal Reserve, FHLB and correspondent banks.

•

Shareholders’ equity increased $12.6 million from December 31, 2023. Retained earnings increased $5.5 million, net of dividends of $5.6 million paid to shareholders during 2024. The accumulated other comprehensive loss (AOCI) decreased from $40.9 million at year-end 2023 to $35.5 million from a decrease in the unrealized loss in the investment portfolio due in part to the realization of losses on the previously mentioned security sales. At December 31, 2024, the book value of the Corporation’s common stock was $32.69 per share and tangible book value (1) was $30.65 per share. In January 2025, the Board of Directors approved an open market repurchase plan to repurchase 150,000 shares through December 31, 2025. The Bank is considered to be “well-capitalized” under regulatory guidelines as of December 31, 2024.

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Average 2024 year-to-date earning assets were $1.983 billion compared to $1.656 billion in 2023, an increase of 19.8%. The average balance of interest-earning cash increased $125.6 million (248.9%) due to an increase in borrowings during the first quarter of 2024 that have not been fully invested into higher yielding assets. The average balance of the investment portfolio increased $22.2 million (4.8%), while the average balance of the loan portfolio increased $179.2 million (15.7%), over the prior year averages. Within the loan portfolio, the average balance of commercial real estate loans increased $120.2 million over the 2023 average, and 1-4 family residential real estate loans increased $52.5 million on average, year-over-year. Total deposits averaged $1.638 billion for 2024, an increase of $108.7 million (7.1%) over the average balance for 2023. On a year-to-date comparison, the yield on earning assets increased from 4.70% in 2023 to 5.16% in 2024, while the cost of interest-bearing liabilities increased from 1.75% to 2.68%.

Income Statement Highlights

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Net interest income was $15.1 million for the fourth quarter of 2024 compared to $14.7 million for the third quarter of 2024 and $13.9 million for the fourth quarter of 2023. Year-to-date, net interest income for 2024 increased 7.2% from 2023 to $57.5 million.  The net interest margin (NIM) was 2.92% for the fourth quarter of 2024 down from 2.97% in the prior quarter and 3.24% for the fourth quarter of 2023. On a year-to-date basis, the NIM was 2.95% compared to 3.31% for the same period of 2023.
•

The provision for credit losses on loans was $451 thousand for the fourth quarter of 2024 compared to $474 thousand and $732 thousand for the third quarter of 2024 and the fourth quarter of 2023, respectively. The provision for credit losses on loans was $2.0 million for 2024, down from $2.6 million in 2023. The provision expense for loans was necessary due to growth in the loan portfolio as credit quality measures are good and there were no material changes to the qualitative loss factors. The Allowance for Credit Losses (ACL) for loans was 1.26% at December 31, 2024 down slightly from 1.28% on December 31, 2023. The provision for credit losses on unfunded commitments was $49 thousand for the fourth quarter of 2024 and $8 thousand on a year-to-date basis. The ACL for unfunded commitments was $2.0 million at December 31, 2024.

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Noninterest income totaled $288 thousand for the fourth quarter of 2024 compared to $4.9 million in the third quarter of 2024 (a decrease of 94.1%), and $4.1 million for the fourth quarter of 2023 (a decrease of 92.9%). The decrease in noninterest income during the fourth quarter of 2024 was due to a $4.3 million (pre-tax) loss on the sale of securities previously discussed. Excluding this loss (1), noninterest income would have decreased 6.1% when compared to the third quarter of 2024 and increased 11.5% over the fourth quarter of 2023. From the third quarter to the fourth quarter of 2024, wealth management fees increased $74 thousand and the gain on sale of mortgages increased $5 thousand, however, these increases were more than offset by a decrease of $321 thousand in the fair value of equity securities.

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Noninterest income year-to-date was $13.7 million, a decrease of 7.9% from $14.9 million in 2023. Noninterest income for 2024 includes the $4.3 million pre-tax securities loss, while the 2023 results include pre-tax security losses of $1.1 million. Excluding the losses in both periods (1), noninterest income would have increased $2.0 million (12.5%) from 2023. Year-over-year, wealth management fees increased $1.0 million (13.7%), gains on the sale of mortgages increased $366 thousand (184.0%), and debit card fee income increased $122 thousand (5.7%).

•

Noninterest expense for the fourth quarter of 2024 was $14.3 million compared to $13.9 million for the third quarter of 2024 (an increase of 3.0%), and $13.1 million in the fourth quarter of 2024 (an increase of 9.0%). The increase over the third quarter of 2024 occurred primarily in salaries and benefits, reflecting additional expense for incentive compensation plans.

•

Noninterest expense was $55.9 million for 2024 compared to $50.0 million in 2023, an increase of $5.9 million (11.8%). Contributing to the year-over-year increase were increases of $3.9 million in salaries and benefits (primarily salaries due to a highly competitive labor market and health insurance), $1.0 million in data processing expenses, and $859 thousand in FDIC premiums.

•	The effective federal income tax rate was 16.6% for 2024 and 13.7% in 2023 which included certain tax credits not recognized in 2024.

“I am excited for our future,” said Tim Henry, CEO. “We have just finished our second straight year of outstanding loan and deposit growth while at the same time maintaining a strong balance sheet. Coupled with strong non-interest income, led by our wealth management division, we have been able to continue to invest in ourselves by putting in new systems and infrastructure that support good decision making and future growth, and restructuring the balance sheet, through the sale and reinvestment of low earning assets, that will support improved profitability. The team at Franklin Financial and F&M Trust have done a great job of adapting to extreme situations and working through them with an eye to our future and how we can bring value to our shareholders, customers and communities.”

(1)	NonGAAP measure. See GAAP versus NonGAAP Presentation that follows.

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $2.1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-three community banking locations in Franklin, Cumberland, Dauphin, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more  information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions and their effect on the Corporation and our customers, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

# # #

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Twelve Months Ended
(Dollars in thousands, except per share data)	12/31/2024	9/30/2024	12/31/2023	12/31/2024	12/31/2023	% Change

Interest income	$26,856	$26,053	$21,516	$101,451	$76,762	32.2
Interest expense	11,760	11,401	7,616	43,937	23,125	90.0
Net interest income	15,096	14,652	13,900	57,514	53,637	7.2
Provision for credit losses - loans	451	474	732	1,975	2,589	(23.7)
Provision for credit losses - unfunded commitments	49	11	56	8	135	0.0
Total provision for credit losses	500	485	788	1,983	2,724	0.0
Noninterest income	288	4,853	4,085	13,679	14,851	(7.9)
Noninterest expense	14,335	13,917	13,148	55,895	50,011	11.8
Income before income taxes	549	5,103	4,049	13,315	15,753	(15.5)
Income taxes	62	885	578	2,216	2,155	2.8
Net income	$487	$4,218	$3,471	$11,099	$13,598	(18.4)

Diluted earnings per share	$0.11	$0.95	$0.79	$2.51	$3.10	(19.0)
Regular cash dividends paid	$0.32	$0.32	$0.32	$1.28	$1.28	0.0

Balance Sheet Highlights (as of)	12/31/2024	9/30/2024	12/31/2023
Total assets	$2,197,841	$2,151,363	$1,836,039
Debt securities available for sale, at fair value	508,604	466,485	472,503
Loans, net	1,380,424	1,348,386	1,240,933
Deposits	1,815,647	1,567,414	1,537,978
Other borrowings	200,000	240,000	130,000
Shareholders' equity	144,716	149,928	132,136

Assets Under Management (fair value)
Wealth Management	1,169,282	1,176,879	1,094,747
Held at third party brokers	139,872	144,168	135,423

	As of and for the Three Months Ended			For the Twelve Months Ended
Performance Ratios	12/31/2024	9/30/2024	12/31/2023	12/31/2024	12/31/2023
Return on average assets*	0.09%	0.80%	0.75%	0.54%	0.78%
Return on average equity*	1.32%	11.86%	11.81%	8.05%	11.39%
Dividend payout ratio	290.14%	33.45%	40.23%	50.72%	41.15%
Net interest margin*	2.92%	2.97%	3.24%	2.95%	3.31%
Net loan recoveries (chargeoffs) /average loans	-0.02%	-0.02%	-0.07%	-0.03%	-0.02%
Nonperforming loans / gross loans	0.02%	0.03%	0.01%
Nonperforming assets / total assets	0.01%	0.02%	0.01%
Allowance for loan loss / loans	1.26%	1.28%	1.28%
Book value, per share	$32.69	$33.93	$30.23
Tangible book value (1)	$30.65	$31.89	$28.17
Market value, per share	$29.90	$30.13	$31.55
Market value/book value ratio	91.47%	88.80%	104.37%
Market value/tangible book value ratio	97.54%	94.49%	112.01%
Price/earnings multiple*	67.95	7.93	9.98	11.91	10.18
Current quarter dividend yield*	4.28%	4.25%	4.06%
* Annualized
(1) NonGAAP measurement. See GAAP versus NonGAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

NonGAAP
(Dollars in thousands, except per share)
	December 31, 2024	September 30, 2024	December 31, 2023
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$144,716	$149,928	$132,136
Less intangible assets	(9,016)	(9,016)	(9,016)
Shareholders' equity (non-GAAP)	135,700	140,912	123,120

Shares outstanding (in thousands)	$4,427	$4,419	$4,371

Tangible book value (non-GAAP)	$30.65	$31.89	$28.17

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
Summary Results Excluding Securities Losses (non-GAAP)	12/31/24	09/30/24	12/31/24	12/31/23

Securities losses as reported	$(4,267)	$—	$(4,267)	$(1,119)
Securities losses as reported, net of tax benefit (21%) (non-GAAP)	(3,371)	—	(3,371)	(884)

Nonintertest income as reported	288	4,853	13,679	14,851
Plus securities losses	4,267	—	4,267	1,119
Nonintertest income excluding securities losses net of tax benefit (non-GAAP)	4,555	4,853	17,946	15,970

Net income as reported	487	4,218	11,099	13,598
Plus securities losses, net of tax benefit	3,371	—	3,371	884
Net iucome excluding securities losses net of tax benefit (non-GAAP)	$3,858	$4,218	$14,470	$14,482

ROA as reported	0.09%	0.80%	0.54%	0.78%
ROA excluding securities losses net of tax benefit (non-GAAP)	0.71%	0.80%	0.70%	0.83%

ROE as reported	1.32%	11.86%	8.05%	11.39%
ROE excluding securities losses net of tax benefit (non-GAAP)	10.50%	11.86%	10.50%	12.13%

Dividend payout ratio as reported	290.14%	33.45%	50.72%	41.15%
Dividend payout ratio excluding securities losses net of tax benefit (non-GAAP)	36.63%	33.45%	38.90%	38.63%